Exhibit 99.1

Aries I Acquisition Corporation Announces the Separate Trading of its Class A Ordinary Shares and

Warrants, Commencing on July 9, 2021

NEW YORK--(BUSINESS WIRE)--Aries I Acquisition Corporation (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 14,375,000 units completed on May 21, 2021 (the “offering”) may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on July 9, 2021. Any units not separated will continue to trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “RAMMU”, and each of the Class A ordinary shares and warrants will separately trade on Nasdaq under the symbols “RAM” and “RAMMW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

About Aries I Acquisition Corporation

Aries I Acquisition Corporation was founded by its Chairman, Thane Ritchie. The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its initial business combination search on the following industry segments: aerospace, satellites, and space exploration; quantum computing and chemistry; artificial intelligence and machine learning; cybersecurity; and blockchain and digital currencies.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 18, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, New York, 10001, by telephone at (800) 326-5897 or by email at cmclientsupport@wellsfargo.com; or from Kingswood Capital Markets, division of Benchmark Investments, Inc., Attention: Syndicate Department, 17 Battery Place, Suite 625, New York, New York 10004, by telephone at (212) 404-7002, by fax at (646) 861-4697 or by email at syndicate@kingswoodcm.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC, which is available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Sam Collins

Aries I Acquisition Corporation

scollins@ariescorp.io

(647) 964-9643